EXHIBIT 4.1

                             ARTICLES SUPPLEMENTARY
                                       OF
                              HRE PROPERTIES, INC.


                  HRE Properties, Inc., a Maryland corporation (the "Company"), hereby certifies to the Maryland State Department of Assessments and Taxation that:

                  FIRST: Pursuant to authority contained in Article 7 of the Charter of the Company (the "Charter"), 350,000 shares of authorized but unissued shares of the Company's preferred stock have been duly classified by the Board of Directors of the Company on December 17, 1997, as authorized but unissued shares of the Company's 8.99% Series B Senior Cumulative Preferred Stock and the Board of Directors of the Company has set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption thereof.

                  SECOND: A description of the 8.99% Series B Senior Cumulative Preferred Stock including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, as set by Board of Directors of the Company is as follows:

                  1. Designation and Number. A series of preferred stock, designated the 8.99% Series B Senior Cumulative Preferred Stock (the "Series B Preferred Stock"), is hereby established. The number of shares constituting the Series B Preferred Stock shall be 350,000.

                  2. Defined Terms. The terms defined in this Section, whenever used herein, shall, unless the context otherwise requires, have the respective meanings hereinafter specified:

                  "Calculation Period" means, as of any date of determination, the period comprised of the two most recently completed fiscal quarters of the Company immediately preceding the fiscal quarter of the Company in which such date of determination occurs.

                  "Capitalization Ratio" means, as of any date of determination, the ratio obtained by dividing (i) the sum of (A) the aggregate amount of Debt of the Company and (B) the aggregate amount of Preferred Stock of the Company by
(ii) the sum of (A) the aggregate amount of Debt of the Company, (B) the aggregate amount of Preferred Stock of the Company, (C) the aggregate amount of capital (including surplus) which in accordance with generally accepted accounting principles would be reflected on a balance sheet of the Company in connection with the Common Stock of the Company as of the end of the quarter immediately preceding the fiscal quarter of the Company in which such date of determination occurs and (D) accumulated depreciation of the Company as set forth on the Company's balance sheet as of the end of the quarter immediately preceding the fiscal quarter of the Company in which such date of determination occurs.



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                  "Capitalized   Lease   Obligations"  of  a  person  means  any
obligation that is required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with generally accepted accounting principles; the amount of such obligation shall be the capitalized amount thereof determined in accordance with generally accepted accounting principles; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease.

                  "Change of Control" means either (i) the occurrence of any merger or other acquisition with or by any person, entity or group as a consequence of which a majority of the outstanding shares of Common Stock of the Company shall be owned or acquired by such person, entity or group or (ii) the occurrence of any event or transaction as a consequence of which the persons, entities or organizations set forth in (A), (B) and (C), below, shall, in the aggregate, cease to own, beneficially or of record, or cease to control the voting or disposition or the power to direct the voting or disposition of, at least 75% of the number of shares of Common Stock of the Company which the persons, entities or organizations set forth in (A), (B) or (C), below, in the aggregate, own, beneficially or of record, or control the voting or disposition or have the power to direct the voting or disposition of, as of the date hereof (excluding, for the avoidance of doubt, any stock options or other stock rights which any such person, entity or organization may now own or hereafter acquire for purposes of this definition): (A) Charles J. Urstadt; (B) any Immediate Relative of Charles J. Urstadt (defined as his spouse, any of his children or any of their spouses, any of his grandchildren or any of their spouses); or (C) any trust, corporation, partnership, limited liability company or other entity or organization controlled by Charles J. Urstadt or any Immediate Relative of Charles J. Urstadt or in which Charles J. Urstadt or any Immediate Relative of Charles J. Urstadt has any economic, beneficial or other interest.

                  "Common Stock" means the common stock, par value $.01 per share, of the Company, any stock into which such common stock shall have been changed or any stock resulting from any capital reorganization or reclassification of such common stock, and all other stock of any class or classes (however designated) of the Company the holders of which have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions of any shares entitled to preference.

                  "De Minimis Series B Preferred Stock" means up to 100 shares of Series B Preferred Stock to be issued at the sole discretion of the Company subsequent to the original issuance of the Series B Preferred Stock pursuant to the consent of the holders of the Series B Preferred Stock contained in the Subscription Agreement.

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                  "Debt" of any person means, without duplication:

                           (i) the principal of and premium (if any) in respect of (A) indebtedness of such person for money borrowed and (B) other indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable;

                           (ii)  all  Capitalized   Lease  Obligations  of  such
         person;

                           (iii) all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

                           (iv)  all   obligations   of  such   person  for  the
         reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such person of a demand for reimbursement following payment on the letter of credit);

                           (v) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any redeemable stock (but excluding any accrued dividends);

                           (vi) all obligations of the type referred to in clauses (i) through (v) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any agreement that has the economic effect of a guarantee; and

                           (vii) all obligations of the type referred to in clauses (i) through (vi) of any other person secured by any Lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured.

                  "Discount Rate" means, as of any date of determination, the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second business day preceding such date of determination on the display designated as "Page 678" on the Telerate Access Service (or such other display as may replace Page 678 on Telerate Access Service) for actively traded U.S. Treasury securities having a 30-year maturity as of such date

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of determination, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second business day preceding the date of determination in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a 30-year constant maturity as of such date of determination.

                  "Fixed Charge Coverage Ratio" means, as of any date of determination, the ratio obtained by dividing (i) the sum (A) of Interest Expense for the Calculation Period and (B) Funds From Operations for the Calculation Period by (ii) the sum of (A) Interest Expense for the Calculation Period and (B) Preferred Dividends for the Calculation Period; provided, however, that (x) if the Company has issued any Debt or Preferred Stock since the beginning of the Calculation Period that remains outstanding or (y) if the transactions giving rise to the need to calculate the Fixed Charge Coverage Ratio is an issuance of Debt or Preferred Stock, or both (x) and (y), Interest Expense and Preferred Dividends for the Calculation Period shall be calculated after giving effect on a pro forma basis to such Debt or Preferred Stock as if such Debt or Preferred Stock had been issued on the first day of the Calculation Period and the discharge of any other Debt or Preferred Stock refinanced, refunded, exchanged or otherwise discharged with the proceeds of such new Debt or Preferred Stock as if any such discharge had occurred on the first day of the Calculation Period.

                  "Funds  From  Operations"  means,  with  respect to any fiscal quarter, (a) the net income of the Company for that quarter, plus (b) any loss resulting from the restructuring of Debt, or sale of property during that period, minus (c) any gain resulting from the restructuring of Debt, or sale of property during that period, plus (d) depreciation and amortization of properties (including with respect to trade fixtures and tenant allowances or improvements which are a part thereof and capitalized leasing expenses, such as leasing commissions), and adjusted to take into account (i) the results of operations of any unconsolidated joint venture or partnership calculated to reflect funds from operations on the same basis and (ii) any unusual and non-recurring items which otherwise would materially distort the comparative measurement of Funds From Operations for different fiscal periods. Funds From Operations shall be determined in accordance with the March 1995 White Paper on Funds From Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts, as in effect on the date of issuance of the Series B Preferred Stock.

                  "Interest Expense" means, for any period, the total interest expense of the Company, including (i) interest expense attributable to capital leases, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest payments, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs under hedging obligations (including amortization of fees), (vii) interest actually paid by the Company under any guarantee of Debt or other obligation of any other person.

                  "Lien"  means  any  mortgage,   pledge,   security   interest,
conditional sale or other title retention agreement or other similar lien.

                  "Make-Whole  Price" means, for any share of Series B Preferred
Stock as of any date of determination, the sum of (i) the present value as of such date of determination of all remaining scheduled dividend payments of such share of Series B Preferred Stock until the Tenth Anniversary Date, discounted by the Discount Rate, (ii) the Liquidation Preference (as defined in Section 6) and (iii) all accrued and unpaid dividends thereon to such date of determination.

                  "Preferred Dividends" means dividends accrued in respect of all Preferred Stock held by persons other than the Company.

                  "Preferred Stock" means, as applied to the capital stock of the Company, capital stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of capital stock of any other class of the Company.

                  "Regulated Person" means any bank holding company, subsidiary of a bank holding company or other person or entity that is subject to the Bank Holding Company Act of 1956, as amended from time to time.

                  "Senior Obligations" means any (i) Debt other than accounts payable incurred in the ordinary course of the Company's business and (ii) any equity securities of the Company which rank senior to the Series B Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company.

                  "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

                  "Subscription Agreement" means that certain Subscription Agreement, by and among the Company and certain holders of the Series B
Preferred Stock, dated as of January 8, 1998, as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof.

                  "Tenth Anniversary Date" means the date which is the tenth anniversary of the date of issuance of the Series B Preferred Stock.

                  3. Maturity. The Series B Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

                  4. Rank. The Series B Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities issued by the Company ranking junior to the Series B Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company, (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Series B Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company, and (iii) junior to all existing and future indebtedness of the Company. Without the affirmative vote or consent of at least two-thirds of the outstanding shares of Series B Preferred Stock, the Company may not issue any additional shares of Series B Preferred Stock (other than shares of De Minimis Series B Preferred Stock) or any equity securities which rank senior to the Series B Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company. The term "equity securities" does not include convertible debt securities, which will rank senior to the Series B Preferred Stock prior to conversion.

                  5. Dividends.
                     ---------

                  (a) Holders of shares of the Series B Preferred Stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, preferential cumulative cash dividends at the rate of 8.99% per annum of the Liquidation Preference (the "Initial Dividend Yield"); provided, however, that if the Company should violate the Fixed Charge Coverage Ratio Covenant (as defined in Section 10) or the Capitalization Ratio Covenant (as defined in Section 10), and fails to cure such violation on or prior to the second succeeding dividend payment date, the Initial Dividend Yield shall be increased to the 200 basis points over the Initial Dividend Yield (the "First Default Dividend Yield") as of such second succeeding dividend payment date. If the Company remains in violation of either the Fixed Charge Ratio Covenant or the Capitalization Ratio Covenant on four consecutive dividend payment dates subsequent to the initial violation of either such covenant, the Initial Dividend Yield shall increase to the greater of (i) the Discount Rate plus 700 basis points or (ii) 15% (the "Second Default Dividend Yield") as of such fourth consecutive dividend payment date. The First Default Dividend Yield and the Second Default Dividend Yield will revert back to the Initial Dividend Yield if the Company remains in compliance with the Fixed Charge Coverage Ratio Covenant and the Capitalization Ratio Covenant on two consecutive dividend payment dates after such First Default Dividend Yield or Second Default Dividend Yield takes effect.

                  (b) Dividends on the Series B Preferred Stock shall be cumulative from the date of original issue and shall be payable in arrears for each quarterly period ended January 31, April 30, July 31 and October 31 on January 31, April 30, July 31 and October 31, respectively, of each year, or, if any such date shall not be a business day, the next succeeding business day (each, a "Dividend Payment Date"). The first dividend will be payable on January 31, 1998 with respect to the period commencing on the date of issue and ending January 31, 1998 and will be for less than a full quarterly period. Any quarterly dividend payable on the Series B

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Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Company at the close of business on the applicable record date determined each quarter by the Board of Directors, as provided by the Maryland General Corporation Law (the "MGCL") (each, a "Dividend Record Date").

                  (c) No dividends on shares of Series B Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

                  (d) Notwithstanding the foregoing, dividends on the Series B Preferred Stock will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series B Preferred Stock will not bear interest and holders of the Series B Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions described above. Except as set forth in the next sentence, no dividends will be declared or paid or set apart for payment on any capital stock of the Company or any other series of preferred stock ranking, as to dividends, on a parity with or junior to the Series B Preferred Stock (other than a dividend in shares of the Company's Common Stock or in shares of any other class of stock ranking junior to the Series B Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series B Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Stock and the shares of any other series of preferred stock ranking on a parity as to dividends with the Series B Preferred Stock, all dividends declared upon the Series B Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with the Series B Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series B Preferred Stock and such other series of preferred stock, shall in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred Stock and such other series of preferred stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other.

                  (e) Except as provided in the immediately  preceding paragraph
(d), unless full cumulative dividends on the Series B Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in shares of Common Stock or other shares of capital stock ranking junior to the Series B Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Series B Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of capital stock of the Company ranking junior to or on a parity with the Series B Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Series B Preferred Stock as to dividends and upon liquidation or redemption for the purpose of preserving the Company's qualification as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code")). Holders of shares of the Series B Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series B Preferred Stock as provided above. Any dividend payment made on shares of the Series B Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

                  6.  Liquidation Preference.
                      ----------------------

                  (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of shares of Series B Preferred Stock are entitled to be paid out of the assets of the Company legally available for distribution to its stockholders a liquidation preference of $100 per share (the "Liquidation Preference"), plus an amount equal to any accrued and unpaid dividends to the date of payment, but without interest, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Company that ranks junior to the Series B
Preferred Stock as to liquidation rights, but the holders of the shares of Series B Preferred Stock will not be entitled to receive the Liquidation Preference, plus any accrued and unpaid dividends, of such shares until the liquidation preference of any other series or class of the Company's capital stock hereafter issued which ranks senior as to liquidation rights to the Series B Preferred Stock has been paid in full. The holders of Series B Preferred Stock and all series or classes of the Company's capital stock hereafter issued which rank on a parity as to liquidation rights with the Series B Preferred Stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such capital stock, in any distribution (after payment of the liquidation preference of any capital stock of the Company that ranks senior to the Series B Preferred Stock as to liquidation rights) which is not sufficient to pay in full the aggregate of the amounts payable thereon. Holders of Series B Preferred Stock will be entitled to written notice of any event triggering the right to receive such Liquidation Preference. After payment of the full amount of the Liquidation Preference, plus any accrued and unpaid dividends to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of the remaining assets of the Company. The consolidation or merger of the Company with or into any other corporation, trust or entity or of any other corporation with or into the Company, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

                  (b) In determining whether a distribution to holders of Series B Preferred Stock (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of stock of the Company or otherwise is permitted under the MGCL, no effect shall be given to amounts that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of stock of the Company whose preferential rights upon dissolution are superior to those receiving the distribution.

                  7.  Redemption.
                      ----------

                  (a) Subject to a redemption of shares of Series B Preferred Stock which shall be converted to Excess Stock (as defined in Section 12) pursuant to the Charter and a Change of Control, the Series B Preferred Stock is not redeemable prior to the Tenth Anniversary Date. However, in order to ensure that the Company will continue to meet the requirements for qualification as a REIT under the Code, the Company will have the right to purchase from the holder of shares of Series B Preferred Stock at any time any shares of Series B Preferred Stock in excess of 7.5% of the value of the outstanding capital stock of the Company. On and after the Tenth Anniversary Date, the Company, at its option, upon not less than 30 nor more than 60 days' written notice, may redeem shares of the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $100 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption (except with respect to shares of Series B Preferred Stock which shall have been converted into shares of Excess Stock pursuant to the Charter), without interest. Holders of Series B Preferred Stock which is to be redeemed shall surrender such Series B Preferred Stock at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any shares of Series B Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any shares of Series B Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Series B Preferred Stock, such shares of Series B Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding shares of Series B Preferred Stock is to be redeemed, the Series B Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Company.

                  (b) Unless full cumulative dividends on all shares of Series B Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series B Preferred Stock shall be redeemed unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed and the Company shall not purchase or otherwise acquire directly or indirectly any shares of Series B Preferred Stock (except by exchange for capital stock of the Company ranking junior to the Series B Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the Company of Excess Stock in order to ensure that the Company continues to meet the requirements for qualification as a REIT, or the purchase or acquisition of shares of Series B Preferred Stock pursuant to the Subscription Agreement or any other purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock. So long as no dividends are in arrears, the Company shall be entitled at any time and from time to time to repurchase shares of Series B Preferred Stock in open-market transactions duly authorized by the Board of Directors and effected in compliance with applicable laws.

                  (c) Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by the Company, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series B Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Company. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series B Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series B Preferred Stock to be redeemed; (iv) the place or places where the Series B Preferred Stock is to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series B Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series B Preferred Stock held by such holder to be redeemed.

                  (d) Immediately prior to any redemption of Series B Preferred Stock, the Company shall pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series B Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

                  8.  Change of Control.
                      -----------------

                  (a) In the event of a Change of Control of the Company, each holder of shares of Series B Preferred Stock shall have the right, at such holder's option, to require the Company to repurchase all or any part of such holder's Series B Preferred Stock for cash at a repurchase price of $100 per share, plus all accrued and unpaid dividends thereon, if any, up to the date fixed for repurchase (except with respect to shares of Series B Preferred Stock which shall have been converted into shares of Excess Stock pursuant to the Charter), without interest, pursuant to the procedures described below (the "Change of Control Put Option"), subject to the MGCL.

                  (b) In connection with any Change of Control, the Company will be required to mail to each holder of shares of Series B Preferred Stock, not later than the date of the occurrence of such Change of Control, a notice of such occurrence (the "Change of Control Notice"), which shall specify the purchase price and the purchase date, which shall be no fewer than 30 business days and no more than 40 business days from the date such notice is mailed (the "Put Option Payment Date"), and describe the procedure that must be followed by such holder to tender such holder's shares of Series B Preferred Stock. The Company will be required to deliver a copy of the Change of Control Notice to each record and known beneficial holder of shares of Series B Preferred Stock as of the date that is 15 days prior to the date such Change of Control Notice is mailed. To exercise the Change of Control Put Option, a holder of shares of Series B Preferred Stock must deliver, on or before the third business day preceding the Put Option Payment Date, written notice to the Company (or to a paying agent designated by the Company for such purpose) of such holder's exercise of the Change of Control Put Option, indicating the number of shares of Series B Preferred Stock to be repurchased by the Company. Holders of shares of Series B Preferred Stock will be entitled to withdraw, in whole or in part, any tender of shares of Series B Preferred Stock pursuant to an exercise of the Change of Control Put Option by delivering to the Company (or to a paying agent designated by the Company for such purpose), on or before the second business day preceding the Put Option Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the number of shares of Series B Preferred Stock initially to be delivered for purchase, and a statement that such holder is withdrawing its exercise of the Change of Control Put Option as to all or part of such tendered shares of Series B Preferred Stock.

                  (c) In the event of a Change of Control of the Company, the Company shall have the right, at the Company's option, to redeem all or any part of the shares of each holder of Series B Preferred Stock at (i) prior to the Tenth Anniversary Date, the Make-Whole Price as of the date fixed for redemption (except with respect to shares of Series B Preferred Stock which shall have been converted into shares of Excess Stock pursuant to the Charter) and (ii) on or subsequent to the Tenth Anniversary Date, the redemption price of $100 per share, plus all accrued and unpaid dividends thereon, if any, without interest, up to the date fixed for redemption (except with respect to shares of Series B Preferred Stock which shall have been converted into shares of Excess Stock pursuant to the Charter), in each case pursuant to the procedures applicable to other redemptions of shares of Series B Preferred Stock.

                  9.  Voting Rights.
                      -------------

                  (a) Holders of the Series B Preferred Stock will not have any voting rights, except as set forth below.

                  (b) Whenever dividends on any shares of Series B Preferred Stock shall be in arrears for three or more quarterly periods within any five year period, whether or not such quarterly periods are consecutive (a "Preferred Dividend Default"), the number of directors then constituting the Board of Directors shall be increased by two (if not already increased by reason of a similar arrearage with respect to any Parity Preferred (as hereinafter defined)), and the holders of such shares of Series B Preferred Stock (subject to certain restrictions in case of any Regulated Person) will be entitled to vote separately as a class with all other series of preferred stock ranking on a parity with the Series B Preferred Stock as to dividends or upon liquidation and upon which like voting rights have been conferred and are exercisable ("Parity Preferred"), in order to fill the vacancies thereby created, for the election of a total of two additional directors of the Company (the "Preferred Stock Directors") at a special meeting called by the Company at the request of holders of record of at least 20% of the Series B Preferred Stock or the holders of record of at least 20% of any series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual meeting of stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series B Preferred Stock and Parity Preferred for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In the event the directors of the Company are divided into classes, each such vacancy shall be apportioned among the classes of directors to prevent stacking in any one class and to insure that the number of directors in each of the classes of directors, are as nearly equal as possible. Each Preferred Stock Director, as a qualification for election as such (and regardless of how elected) shall submit to the Board of Directors of the Company a duly executed, valid, binding and enforceable letter of resignation from the Board of Directors, to be effective upon the date upon which all dividends accumulated on such shares of Series B Preferred Stock and Parity Preferred for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment, whereupon the terms of office of all persons elected as Preferred Stock Directors by the holders of the Series B Preferred Stock and any Parity Preferred shall, upon the effectiveness of their respective letters of resignation, forthwith terminate, and the number of directors then constituting the Board of Directors shall be reduced accordingly. A quorum for any meeting shall exist if at least a majority of the outstanding shares of Series B Preferred Stock and shares of Parity Preferred upon which like voting rights have been conferred and are exercisable are represented in person or by proxy at such meetings. Such Preferred Stock Directors shall be elected upon the affirmative vote of a plurality of the shares of Series B Preferred Stock and such Parity Preferred present and voting in person or by proxy at a duly called and held meeting at which a quorum is present. If and when all accumulated dividends and the dividend for the then current dividend period on the Series B Preferred Stock shall have been paid in full or declared and set aside for payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every Preferred Dividend Default). Any Preferred Stock Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series B Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series B Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per director on any matter properly coming before the Board of Directors.

                  (c) So long as any shares of Series B Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series B Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class):

                  (i) voluntarily terminate the status of the company as a REIT;

                  (ii) amend, alter or repeal the provisions of the Charter or these Articles Supplementary, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the Series B Preferred Stock or the holders thereof (including, without limitation, the issuance of any additional shares of Series B Preferred Stock (other than shares of De Minimis Series B Preferred Stock)); provided, however, that without the affirmative vote or consent of each holder of shares of the Series B Preferred Stock outstanding at the time, no amendment, alteration or repeal of the provisions of the Charter or of these Articles Supplementary may be made that will
                        (w) reduce the number of shares of the Series B Preferred Stock required to consent to an amendment, alteration or repeal of the Charter or these Articles Supplementary pursuant to this Section 9(c)(ii), (x) reduce the Initial Dividend Yield or the Liquidation Preference or change the method of calculation of the First Default Dividend Yield, the Second Default Dividend Yield, or the Make-Whole Price, (y) change the payment date for payment of dividends with respect to the Series B Preferred Stock or change the period with respect to which such dividends are paid, or (z) alter or modify the rights of any holder of Series B Preferred Stock pursuant to Section 8 of these Articles Supplementary. With respect to the occurrence of any Event set forth above, so long as the Series B Preferred Stock (or any equivalent class or series of stock issued by the surviving corporation in any merger or consolidation to which the Company became a party) remains outstanding with the terms thereof materially unchanged, the occurrence of any such Event shall not be deemed to materially and adversely affect any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of holders of the Series B Preferred Stock. Any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or any increase in the amount of the authorized shares of such series, in each case ranking on a parity with, or junior to the Series B Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect any preferences, conversion and other rights, voting power, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption; or

                  (iii) enter into or undertake  any Senior  Obligations  at any time during which the Company is in violation of the Fixed Charge Coverage Ratio Covenant or the Capitalization Ratio Covenant.

                  (d) So long as any shares of Series B Preferred Stock remain outstanding and any holder of the Series B Preferred Stock as of the date of its issuance continues to hold, beneficially or of record, at least 75% of the number of shares of Series B Preferred Stock which such holder owns, beneficially or of record, as of such date, the Company will not, without the affirmative vote or consent of the holders of at least 85% of the shares of the Series B Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), amend Section 10 of these Articles Supplementary.

                  (e) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series B Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

                  (f) Notwithstanding Section 9(b), any and all shares of Series B Preferred Stock owned by a Regulated Person which exceed 4.9% (the "Excess Regulated Person Shares") of the total issued and outstanding shares of Series B Preferred Stock shall not be entitled to vote for the election of Preferred Stock Directors (and shall not be counted for purposes of determining the percentage of holders of Series B Preferred Stock necessary to call the special meeting described in Section 9(b) or whether a quorum is present at such a meeting or for any other analogous purpose described in Section 9(b)) so long as such Excess Regulated Person Shares are owned by a Regulated Person.

                  (g) Except as expressly stated in these Articles Supplementary, the Series B Preferred Stock will not have any relative, participating, optional or other special voting rights and powers, and the consent of the holders thereof shall not be required for the taking of any corporate action, including but not limited to, any merger or consolidation involving the Company, the liquidation or dissolution of the Company, or a sale of all or substantially all of the assets of the Company, or the liquidation or dissolution of the Company, irrespective of the effect that such merger, consolidation, sale, liquidation or dissolution may have upon the rights, preferences or voting power of the holders of the Series B Preferred Stock.

                  10. Covenants.
                      ---------

                  (a) The Company agrees that so long as any share of Series B Preferred Stock shall remain outstanding:

                           (i) The Company shall not permit the Fixed Charge Coverage Ratio to be less than 1.30 (the "Fixed Charge Coverage Ratio Covenant") or the Capitalization Ratio to exceed 0.55 (the "Capitalization Ratio Covenant").

                           (ii) The  Company  shall not enter into or  undertake
         any Senior Obligation which results in a violation of the Fixed Charge Coverage Ratio Covenant or the Capitalization Ratio Covenant, compliance with such covenants being determined (A) in the case of the Fixed Charge Coverage Ratio Covenant, after giving effect on a pro forma basis to any such Senior Obligation as if such Senior Obligation had been issued on the first day of the Calculation Period and (B) in the case of the Capitalization Ratio Covenant, as of the end of the fiscal quarter of the Company immediately preceding the fiscal quarter of the Company in which such Senior Obligation is issued and undertaken, after giving effect on a pro forma basis to any such Senior Obligation as if such Senior Obligation had been issued on the first day of such immediately preceding quarter.

                  (b) The covenants set forth in Section 10(a) are for the exclusive benefit of the holders of the Series B Preferred Stock and may be waived by such percentage of the shares of Series B Preferred Stock outstanding at the time as may be required to amend such covenants pursuant to Section 9(d), without the consent, approval or vote of any other class of stock of the Company.

                  11.   Conversion.   The  Series  B  Preferred   Stock  is  not
convertible into or exchangeable for any other securities or property of the Company.

                  THIRD: The classification of authorized but unissued shares as set forth in these Articles Supplementary does not increase the authorized capital of the Company or the aggregate par value thereof.

                  FOURTH: These Articles Supplementary have been approved by the majority of the Board of Directors of the Company in the manner prescribed by the MGCL.

                  IN WITNESS WHEREOF, the undersigned, the President of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts set forth herein are true in all material respects and that this statement is made under the penalties for perjury.

                  These Articles Supplementary have been executed under seal in the name of the Company and on its behalf by its President and attested to by its Secretary on this 19th day of December, 1997.

ATTEST                                    HRE PROPERTIES, INC.


By:                                       By:
   -------------------------                 -------------------------   (SEAL)
   James R. Moore                            Willing L. Biddle
   Secretary                                      President